CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-163931 on Form N-14 of our report dated December 22, 2009, relating to the financial statements and financial highlights of the MEMBERS Mid Cap Growth Fund and Mid Cap Value Fund (two of the portfolios constituting MEMBERS Mutual Funds), appearing in the Annual Report of MEMBERS Mutual Funds for the year ended October 31, 2009 and to references to us and to the reference to us under the heading “Financial Highlights” in the Combined Prospectus/Information Statement, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Chicago, Illinois

January 7, 2010